Exhibit 99.9

December 27, 2011

Western-Southern Life Assurance Company

400 Broadway

Cincinnati, Ohio 45202

RE:          Opinion of Counsel

Western-Southern Life Assurance Company Separate Account 1

File Numbers 333-177619 and 811-08420

Touchstone Advisor Variable Annuity

Ladies and Gentlemen:

This Opinion of Counsel is in connection with a filing of pre-effective amendment number 1 to registration statement number 333-177619 filed on form N-4 for the Touchstone Advisor flexible premium variable annuity issued by Western-Southern Life Assurance Company and its Separate Account 1 and filed pursuant to the Securities Act of 1933, as amended.

I have made such examination of the law and have examined such records and documents as in my judgment are necessary and appropriate to enable me to render the opinions expressed.  I am of the following opinions:

1.               Western-Southern Life Assurance Company is duly organized and validly existing under the laws of the State of Ohio and has been duly authorized to issue individual variable annuity contracts by the Department of Insurance of the State of Ohio.

2.               Separate Account 1 is a Unit Investment Trust as that term is defined in Section 4(2) of the Investment Company Act of 1940 (the “Act”) and is currently registered with the Securities and Exchange Commission, pursuant to Section 8(a) of the Act.

3.               Upon the acceptance of a contribution paid by an owner pursuant to a contract issued in accordance with the prospectus contained in this registration statement and upon compliance with applicable law, such an owner will have a legally issued contractual interest binding upon the Western-Southern Life Assurance Company.

You may use this opinion letter, or a copy thereof, as an exhibit to the Registration Statement.

Sincerely,

/s/ Rhonda S. Malone

Rhonda S. Malone
Counsel - Securities
Western & Southern Financial Group, Inc.